CONTACT:	FOR IMMEDIATE RELEASE
Ryan Lund	March 9, 2022
VP, Director of Corporate
Communication
(952)746-0439
rlund@htlf.com

Heartland Financial USA, Inc., Board Confirms Receipt of Letter From 13D Group

March 9, 2022 – Heartland Financial USA, Inc. (Nasdaq: HTLF) confirmed that its Board of Directors has received a letter (“Letter”) from the designated representatives of a group that filed a Schedule 13D on March 8, 2022.

“Our Board takes its fiduciary responsibilities seriously and we will engage in appropriate discussion,” said Thomas L. Flynn, Vice Chair and Lead Independent Director of the Board. “The Board will carefully review and consider the Letter, which we only received last night. Our Board and management team are committed to creating value for all shareholders, and we will continue to take actions that will enable us to achieve this objective.”

Mr. Flynn noted that the Board of Directors unanimously approved the company’s strategy to consolidate its 11 separate bank charters into a single charter, a more common structure in the banking industry as an additional driver of HTLF’s growth strategy.

“Charter consolidation will provide HTLF with the agility, efficiencies, and scalability to support growth, while still maintaining our local brands, local decision-making and deep presence in local communities,” Mr. Flynn said. “Trusted third parties such as S&P Global have praised the bank and our strategy in a recent article. We were pleased to be notified that HTLF has climbed in the Forbes 2022 ‘Best Banks in America’ rankings to #28 from #52, a reflection of our growth, credit quality and profitability.”

In fiscal year 2021, HTLF reported solid performance that included record net income returned to shareholders of $211.9M; a 40% YOY increase in earnings per common share; record growth in total deposits of $1.4B; record organic loan growth ($689M); and increase of our dividend by more than 20% in the last year.

“I’m confident in our strategic plan,” Mr. Flynn added. “Mergers and acquisitions have been—and continue to be—part of our strategic plan. The company has momentum and is positioned for continued growth and progress against our goals in 2022.”

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, is a financial services company with assets of $19.3 billion. HTLF’s banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including residential mortgage, wealth management, investment and insurance. Additional information is available at htlf.com.

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